Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact: Wayne Zanetti, President — CEO	For Release
May 11, 2011
Company Press Release
Jeffersonville Bancorp Announces First Quarter Earnings, Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., May 11, 2011 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today first quarter net income of $704,000 or $0.17 per share compared to $791,000 or $0.19 per share for the first quarter of 2010. The decrease in quarterly net income was primarily due to an increase in the provision for loan losses of $400,000, partially offset by an increase in net interest income of $187,000 and a decrease in non-interest expense of $140,000.
A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the Company was declared at the May 10, 2011 meeting of the Board of Directors. The dividend is payable on June 1, 2011 to stockholders of record at the close of business on May 20, 2011.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains eleven full service branches in Sullivan County, New York located in Bloomingburg, Eldred, Callicoon, Jeffersonville, Liberty, Livingston Manor, Monticello, Narrowsburg, Wal-Mart/Monticello, White Lake, and Wurtsboro.